UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 12, 2013
HOMESTREET, INC. (Exact name of registrant as specified in its charter)
Washington (State or other jurisdiction of incorporation)	001-35424 (Commission File Number)	91-0186600 (IRS Employer Identification No.)

601 Union Street, Ste. 2000, Seattle, WA 98101
(Address of principal executive offices) (Zip Code)

(206) 623-3050
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
On March 18, 2013, HomeStreet, Inc. (the “Company”) issued a press release announcing that on March 12, 2013, the Company received notification from the Federal Reserve Bank of San Francisco permitting the Company to pay all past deferred interest due on its outstanding debt securities (Trust Preferred Securities, or "TruPS") and the interest payment due on March 15, 2013, for a net total of $13.5 million. The Company intends to replenish its liquidity through payment of dividends from the Bank for which the Bank has made regulatory application and sought regulatory non-objection. No assurances can be given that such non-objection has or will be obtained from the relevant regulators.

The March 15, 2013 payment of the deferred and current interest lifts the restrictions under the terms of the TruPS indentures that prohibited the Company from making cash dividends or distributions to shareholders if the TruPS interest is not paid current. However, the Company remains under a cease and desist order which restricts the Company from making cash dividends or distributions without regulatory consent.

The full text of the Company's press release is included as Exhibit 99.1.

The information in this report, including the press release furnished as Exhibit 99.1 hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.
Exhibit 99.1    Press Release issued by HomeStreet, Inc. dated March 18, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 18, 2013.

HomeStreet, Inc.
By: /s/ Godfrey B.Evans
Godfrey B. Evans
Executive Vice President, Chief Administrative
Officer, General Counsel and Corporate Secretary